SCHEDULE 14C INFORMATION

INFORMATION STATEMENT

PURSUANT TO SECTION 14 (C)

OF THE

SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2)

☒	Definitive Information Statement

DATA STORAGE CORPORATION
(Exact name of registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14(c)-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount of which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration No.:

3) Filing Party:

4) Date Filed

DATA STORAGE CORPORATION

48 South Service Road

Melville, N.Y. 11747

Phone: (212) 564-4922

NOTICE OF ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

To the Stockholders of Data Storage Corporation:

This Information Statement is furnished to the stockholders of Data Storage Corporation., a Nevada corporation (“DSC” or the “Company”), in connection with the Company’s receipt of unanimous approval by written consent, in lieu of a meeting, on July 1, 2019, from the record holders of an aggregate of 99,954,661 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), constituting approximately 78% of the Company’s issued and outstanding voting capital stock (based on 128,139,418 shares of Common Stock issued and outstanding on June 19, 2019) therein approving the following action:

To amend the Company’s Amended and Restated Data Storage Corporation Incentive Award Plan (the “Plan”) to increase the maximum number of shares of the Company’s Common Stock which may be issued and sold under the Plan from 8,000,000 shares to 10,000,000 shares (the “Amendment”).

A copy of the Amendment is attached to this information statement as Exhibit A.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Because the unanimous written consent of the holders of a majority of our voting power satisfies all applicable stockholder voting requirements, we are not asking for a proxy. Please do not send us one.

The entire cost of furnishing the Information Statement and related materials will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward the Notice to the beneficial owners of the Common Stock held of record by them. The Company’s Board of Directors (the “Board of Directors”) has fixed the close of business on October 23, 2019 as the record date (the “Record Date”) for the determination of stockholders who are entitled to receive this Information Statement.

The accompanying Information Statement is for information purposes only.  Please read it carefully.

By Order of the Board of Directors,

Charles M. Piluso
Chief Executive Officer, Director
(Principal Executive Officer)

Melville, New York

October 28, 2019

INFORMATION STATEMENT

This Information Statement is furnished to the stockholders of Data Storage Corporation, a Nevada corporation (“DSC” or the “Company”), in connection with the Company’s receipt of approval by written consent, in lieu of a meeting, on July 1, 2019 from the record holders of an aggregate of 99,954,661 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), constituting approximately 78% of the Company’s issued and outstanding voting capital stock (based on 128,139,418 shares of Common Stock issued and outstanding on July 1, 2019), therein unanimously approving and authorizing the Company to amend its Amended and Restated Data Storage Corporation Incentive Award Plan (the “Plan”) to increase the number of shares available for issuance thereunder from 8,000,000 to 10,000,000 (the “Amendment”).

The approval and Amendment, described in this Information Statement, cannot be effectuated until 20 days after the mailing of this Information Statement. A copy of the Amendment is attached to this Information Statement as Exhibit A.

This Information Statement will be mailed on or about November 1, 2019 to the stockholders of record on October 23, 2019 (the “Record Date”) of the Company. The actions to be taken pursuant to the written consent shall be taken on or about November 21, 2010, 20 days after the mailing of this Information Statement.

By written consent in lieu of a meeting on July 1, 2019, the stockholders owning a majority of the outstanding shares of Common Stock of DSC (the “Consenting Stockholders”) unanimously approved the Amendment.   No other votes are required or necessary. By written consent in lieu of a meeting, on July 12, 2019, the Board of Directors unanimously approved the Amendment.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”), and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and any reports on Form 8-K filed by DSC during the past year with the Securities and Exchange Commission (the “Commission”) may be viewed on the Commission’s website, free of charge, at www.sec.gov in the EDGAR archives.  DSC is presently current in the filing of all reports required to be filed by it.

Only one Information Statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices at 48 South Service Road,

Melville, N.Y. 11747, Attention: Information Statement Requests, stating your name, your shared address, and the address to which we should direct the additional copy of the Information Statement. If multiple stockholders sharing an address have received one copy of the Information Statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of the Information Statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

QUESTIONS AND ANSWERS REGARDING THE AMENDMENT

Q.	WHAT IS THE PURPOSE OF THE AMENDMENT?

A.	The Amendment will increase the number of shares of Common Stock available for issuance under the Plan. This will permit DSC to make new grants of equity-based awards to its employees, directors and consultants. The Plan requires that an amendment to increase the number of shares issuable thereunder be approved by stockholders.

Q.	WHY IS THIS INFORMATION STATEMENT NECESSARY?

A.	The rules of the Commission require that, if action is taken by a holders of majority of outstanding shares, the Company must notify all stockholders of such action before the action can become effective. This Information Statement satisfies that requirement. According to the relevant rules, the action cannot become effective until 20 days after this Information Statement has been sent to stockholders.

Q.	WHY DON’T STOCKHOLDERS NEED TO VOTE ON THE AMENDMENT NOW?

A.	Holders of a majority of the outstanding shares of Common Stock have already voted to approve the Amendment, acting by written consent rather than by voting at a meeting. The Company’s Bylaws and the Nevada Revised Statutes permit stockholders to take action in this manner. Therefore, no additional vote is required in order to approve the Amendment.

Q.	DO I NEED TO MAIL A PROXY?

A.	The corporate action has been taken by consent of the holders of a majority of the shares outstanding, pursuant to Nevada law. Proxies are not being solicited because stockholders holding approximately 78% of the issued and outstanding voting capital stock of the Company hold more than enough shares to affect the Amendment and have already voted in favor of the Amendment described herein. Thus, we are not asking you for a proxy and you should not send us a proxy.

Q.	WHO IS PAYING FOR THIS INFORMATION STATEMENT?

A.	The entire cost of furnishing the Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward the Information Statement to the beneficial owners of the Common Stock held of record by them. The Board of Directors has fixed the close of business on October 23, 2019 as the Record Date for the determination of stockholders who are entitled to receive this Information Statement.

Q.	WHO SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A.	You should contact Data Storage Corporation, 48 South Service Road, Suite 203, Melville, N.Y. 11747, or E-mail: info@datastoragecorp.com

DISSENTER'S RIGHTS OF APPRAISAL

Nevada Revised Statutes do not provide for dissenters’ rights in connection with the Amendment described in this Information Statement.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Pursuant to the Company’s Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of the Company’s outstanding votes is required to affect the Amendment. The Board of Directors fixed the close of business on October 23, 2019 as the Record Date for the determination of the stockholders entitled to notice of the action by written consent.

As of the Record Date, DSC had 128,139,418 shares of Common Stock outstanding. The holders of shares of Common Stock are entitled to one vote per share on matters to be voted upon by stockholders.

On the Record Date, the Consenting Stockholders were entitled to 99,954,661 votes, which represented approximately 78% of the issued and outstanding shares of Common Stock eligible to vote on the Record Date.  The Consenting Stockholders voted in favor of the Amendment described herein in a written consent, dated July 1, 2019, in lieu of a meeting of stockholders as permitted by Nevada Revised Statues and the Bylaws of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth each person known by us to be the beneficial owner of five percent or more of the Company’s Common Stock on July 1, 2019, all directors individually and all directors and officers of DSC as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner (1)(2)	Number of Shares	Percent of Class (3)

Charles M. Piluso (4) (13)	36,755,487	28.30%

John Coghlan (7) (13)	6,162,496	4.72%

Harold J. Schwartz (6) (13)	32,472,327	25. 29%

Cliff Stein (5) (13)	10,924,442	8.48%

Thomas C. Kempster (11) (13) (12)	32,381,634	25.24%

Lawrence Maglione, Jr. (8) (13)	261,344	*

John Argen (9) (13)	228,172	*

Joseph Hoffman (10) (13)	228,172	*

All Executive Officers and Directors as a group (14)	119,414,073	88.22%

* Less than 1%

(1)	The address for each person is 48 South Service Road, Melville, New York 11747.

(2)	Under the rules of the Commission, a person is deemed to be the beneficial owner of shares of Common Stock if such person has or shares the power to vote or direct the voting of such shares or the power to dispose or direct the disposition of such shares. A person is also deemed to be a beneficial owner of any shares of Common Stock if that person has the right to acquire beneficial ownership of such shares within 60 days of July 1, 2019. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(3)	Based upon 128,139,418 shares of common stock issued and outstanding as of July 1, 2019 and options that can be acquired within 60 days of July 1, 2019. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

(4)	Includes (i) 13,625,634 shares of common stock held individually, (ii) 3,269,863 shares of common stock held by Piluso Family Associates, (iii) 9,204,614 shares of common stock held by The Bella Vita 2012 Trusts, (iv) 9,204,614 shares of common stock held by The Lasata 2012 Trusts, (v) options to acquire 1,384,095 shares of common stock and (vi) a common stock purchase warrant exercisable for 66,667 shares of common stock. Mr. Piluso is the co-manager and has shared voting control over the shares of common stock of the Company held by Piluso Family Associates, LLC. Mr. Piluso and his wife are the trustees of the trusts.

(5)	Includes (i) 10,717,301 shares of common stock and (ii) 207,141 shares of common stock issuable upon exercise of stock options.

(6)	Includes (i) 32,334,968 shares of common stock and (ii) 137,359 shares of common stock issuable upon exercise of stock options.

(7)	Includes (i) 5,862,330 shares of common stock held individually, (ii) options to acquire 233,499 shares of common stock and (iii) a common stock purchase warrant exercisable for 66,667 shares of common stock.

(8)	Includes (i) 33,172 shares of common stock held individually and (ii) options to acquire 228,172 shares of common stock.

(9)	Includes options to acquire 228,172 shares of common stock.

(10)	Includes options to acquire 228,172 shares of common stock.

(11)	Includes (i) 32,314,968 shares of common stock and (ii) 66,666 shares of common stock issuable upon exercise of stock options.

(12)	Mr. Kempster made open market sales of an aggregate of 20,000 shares of common stock between January and February 2019.

(13)	Officer and/or director of the Company.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal year ended December 31, 2018, in all capacities for the accounts of our executive officers, including the Chief Executive Officer (CEO).

Summary Compensation Table

Name & Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Charles M. Piluso, Chief Executive Officer, and Chairman of the Board	2018	$54,666	—	—	$—	—	—	$54,666

Harold Schwartz - President	2018	$54,666	—	—	$—	—	—	$54,666

Tom Kempster – President of Operations	2018	$70,191	—	—	$—	—	—	$70,191

(1)	The amounts shown in these columns represent the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Share Based Compensation” in the Company’s Form 10-K Annual Report for the fiscal year ended December 31, 2018 for a discussion of the assumptions made in the valuation of stock and option awards.

2008 Equity Incentive Plan

In October 2008, the Company adopted, the Euro Trend, Inc. 2008 Equity Incentive Plan (the “2008 Plan). Under the 2008 Plan, we may grant options (including incentive stock options) to purchase our common stock or restricted stock awards to our employees, consultants or non-employee directors. The 2008 Plan is administered by the Board of Directors. Awards may be granted pursuant to the 2008 Plan for 10 years from the effective date of the 2008 Plan. Any grant under the 2008 Plan may be repriced, replaced or regranted at the discretion of the Board of Directors. From time to time, we may issue awards pursuant to the 2008 Plan.

The material terms of options granted under the 2008 Plan (all of which have been nonqualified stock options) are consistent with the terms described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End December 31, 2017” table below, including five-year graded vesting schedules and exercise prices equal to the fair market value of our common stock on the date of grant. Stock grants made under the 2008 Plan have not been subject to vesting requirements. The 2008 Plan was terminated with respect to the issuance of new awards as of February 3, 2013. There are 462,071 options outstanding under the 2008 Plan as of December 31, 2018.

2010 Incentive Award Plan

On August 12, 2010, the Company adopted the Data Storage Corporation 2010 Incentive Award Plan (the “2010 Plan”) with 2,000,000 shares of common stock available for issuance under the terms of the 2010 Plan. On April 23, 2012, the Company amended and restated the 2010 Plan to change the name of the 2010 Plan to the “Amended and Restated Data Storage Corporation Incentive Award Plan” (the “Plan”). On September 25, 2013, by written consent in lieu of a meeting by the stockholders owning a majority of the outstanding shares of Common Stock of the Company and by unanimous written consent of the Board of Directors in lieu of a meeting, the Plan was amended and restated to reserve 5,000,000 shares of common stock available for issuance under the terms of the Plan. On June 20, 2017, by written consent in lieu of a meeting by the stockholders owning a majority of the outstanding shares of Common Stock of the Company and by unanimous written consent of the Board of Directors in lieu of a meeting, the Plan was amended and restated to reserve 8,000,000 shares of common stock available for issuance under the terms of the Plan. The Plan is intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”) and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights and restricted stock awards, which are restricted shares of common stock (collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the Plan for 10 years from the Effective Date. From time to time, we may issue Incentive Awards pursuant to the Plan. Each of the awards will be evidenced by and issued under a written agreement. There are 5,307,475 options outstanding under the Plan as of December 31, 2018.

If an incentive award granted under the Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for future awards under the Plan. The number of shares subject to the Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

Outstanding Equity Awards at Fiscal Year-End December 31, 2018

	Option Awards
Name	Option Approval Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date
Charles M. Piluso
(5)	5/26/2009	23,058	0	0.32	5/25/2019
(4)	12/15/2009	250,000	0	0.36	12/14/2019
(5)	12/31/2009	13,888	0	0.36	12/30/2019
(5)	12/16/2010	14,286	0	0.35	12/15/2020
(3)	6/18/2012	548,780	0	0.394	6/17/2022
(3)	6/18/2012	357,143	0	0.394	6/17/2022
(5)	12/13/2013	33,333	0	0.15	12/12/2023
(5)	12/22/2015	66,666	0	0.35	12/21/2025
(5)	12/14/2017	22,222	44,444	0.05	12/14/2027

Harold J. Schwartz
(6)	11/3/2011	1,490	0	0.85	11/2/2021
(6)	6/18/2012	2,538	0	0.394	6/17/2022
(6)	12/11/2012	16,666	0	0.15	12/10/2022
(6)	12/13/2013	16,666	0	0.15	12/12/2023
(5)	12/22/2015	33,333	0	0.35	12/21/2025
(5)	12/14/2017	22,222	44,444	0.05	12/13/2027

Thomas C. Kempster
(5)	12/14/2017	22,222	44,444	0.05	12/13/207

(1)	Vested options under the Plan.

(2)	Unvested options under the Plan.

(3)	On March 23, 2011 (the “Stock Grant Date”), Mr. Piluso was issued a stock grant of 571,429 shares of common stock at $0.35 per share (the “Stock Grant”). Mr. Piluso received the Stock Grant in lieu of his annual compensation for 2010. The Stock Grant was fully vested on the Stock Grant Date. The Stock Grant was issued to Mr. Piluso pursuant to the 2008 Plan. The Stock Grant was fully vested on the Stock Grant Date. On June 18, 2012, the Stock Grant issuance was rescinded and replaced with a stock option to acquire 548,780 shares of common stock at an exercise price of $0.39 per share. In addition, on June 18, 2012, Mr. Piluso received a stock option to acquire 357,143 shares of common stock at an exercise price of $0.39 per share.

(4)	On December 15, 2009 (the “Option Issuance Date”), Mr. Piluso was issued a stock option to acquire 250,000 shares of common stock at an exercise price of $0.36 per share (the “Stock Option”). The Stock Option was issued to Mr. Piluso in lieu of his annual compensation for 2009. The Stock Option was fully vested on the Option Issuance Date and has an expiration date of December 14, 2019. The Stock Options was issued to Mr. Piluso pursuant to the 2008 Plan.

(5)	The stock options were issued in consideration for services provided as a member of the Board of Directors.

(6)	The stock options were issued in consideration for services provided as a member of the Board of Advisors.

Compensation of Directors

Members of the Company’s Board of Directors receive stock options as compensation in consideration for serving on the Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

The Company has two share-based equity compensation plans, the 2008 Equity Incentive Plan (the”2008 Plan”) and the Amended and Restated Data Storage Corporation Incentive Award Plan (the “Plan”). Descriptions of these plans are presented above.

As of the end of fiscal year 2018, we had the following securities authorized for issuance under our equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options and warrants		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	5,902,880	(1)	$0.18	2,692,525

Total	5,902,880		$0.18	2,692,525

(1)	As of the end of fiscal year 2018, we had 462,071 shares of our common stock issuable upon the exercise of outstanding options granted pursuant to the 2008 Plan. As of end of fiscal year, 2018, there were warrants outstanding to purchase 133,334 shares of common stock at a weighted average exercise price of $0.001, none of which were granted pursuant to the 2008 Plan or the Plan. As of the end of fiscal year 2018, we had 5,307,475 shares of our common stock issuable upon the exercise of outstanding options granted pursuant to the Plan.

APPROVAL OF, AND AMENDMENT TO, AMENDED & RESTATED

DATA STORAGE CORPORATION INCENTIVE AWARD PLAN

General

The purpose of the Plan is to promote the success and enhance the value of DSC by linking the personal interests of the members of the Board of Directors, employees, and consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board of Directors, employees, and consultants upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent.

The Purpose and Effect of the Amendment

Under the Plan, we may grant incentive and nonqualified stock options, restricted stock, dividend equivalent awards, stock payment awards, deferred stock awards, restricted stock units, stock appreciation rights, performance share awards, performance stock units, and performance bonus awards.  The Plan is currently administered by the Board of Directors of the Company, although the Board of Directors may delegate such duties to a committee consisting of directors qualified to serve as such in satisfaction of Section 162(m) of the Internal Revenue Code of 1986, as amended, Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and other applicable rules and regulations (the “Committee”).

The Plan currently authorizes up to 8,000,000 shares of Common Stock for issuance pursuant to awards made under the Plan.  The Company believes that the availability of an additional 2,000,000 shares of Common Stock under the Plan is in the best interests of the Company and its stockholders because the availability of an adequate equity incentive program is an important factor in attracting and retaining qualified officers, directors, employees and consultants essential to the success of the Company (whether through acquisitions or otherwise) and in aligning their long-term interests with those of the stockholders.  The increase in the number of shares of Common Stock available for issuance under the Plan will permit the Company to continue the operation of the Plan for the benefit of new participants (either new hires to current operations or employees of acquired companies), as well as to allow additional awards to current participants.  Participants under the Plan may include officers, directors and employees of the Company, as well as consultants to the Company under certain circumstances. Pursuant to the Amendment, in the form attached hereto as Exhibit A, the Plan will be amended to increase the number of shares of Common Stock authorized for issuance under the Plan from 8,000,000 to 10,000,000.

In order to become effective, the Amendment must be approved by holders of a majority of the outstanding shares of Common Stock.  Such approval was given by written consent of the holders of a majority of shares of Common Stock outstanding on July 1, 2019. Therefore, no further stockholder action is required pursuant to Nevada corporate statutes and the Bylaws of the Company.

As of October 23, 2019, no shares of Common Stock had been issued under the Plan and stock option grants under the Plan covering 5,677,314 shares of Common Stock were outstanding.

Awards are evidenced by and issued under a written agreement. If an award granted under the Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for future awards under the Plan.  The number of shares subject to the Plan, and the number of shares and terms of any incentive award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction. Awards of stock appreciation rights, dividend equivalent awards, stock payment awards, deferred stock awards, restricted stock units, performance share awards, performance stock units, performance bonus awards, and performance-based awards may be paid in cash, shares of Common Stock or a combination thereof, as determined by the Board of Directors or the Committee.  Awards granted under the Plan are subject to restrictions on transfer. The Plan may be amended or terminated by the Board of Directors, although no amendment or termination may adversely affect the right of any individual with respect to any outstanding option without the consent of such individual.  The maximum number of shares of Common Stock with respect to which one or more awards under the Plan that may be granted to any one participant during any calendar year is 250,000.

Under the Plan, no participant may be granted incentive stock options with an aggregate fair market value, as of the date on which such options were granted, of more than $100,000 becoming exercisable for the first time in any given calendar year.  Options granted under the Plan (i) expire ten years following the date of grant (or such shorter period of time as may be provided in a stock option agreement or five years in the case of incentive stock options granted to stockholders who own greater than 10% of the total combined voting power of the Company (“10% Holders”)) and (ii) have exercise prices of no less than 100% of Fair Market Value (as defined in the Plan) of the Common Stock on the date of grant (or 110% of Fair Market Value on the date of grant in the case of incentive stock options granted to 10% Holders). No option granted under the Plan may have an exercise price of less than fair market value of the Common Stock on the date of grant.

Upon a change of control of the Company, all awards that are not converted, assumed or replaced by a successor entity and that have not previously vested will vest immediately and become fully exercisable.

Stock appreciation rights (“SARs”) consist of the right to the monetary equivalent of the increase in value of a specified number of shares over a specified period of time.  Upon exercise, SARs may be paid in cash or shares of Common Stock or a combination thereof.  Grants of SARs are subject to vesting requirements, similar to those of stock options, determined by the Board of Directors or the Committee and set forth in agreements between the Company and the participants.  Restricted stock units (“RSUs”) are similar to restricted stock except that no Common Stock is actually awarded to the Participant on the grant date of the RSUs and the Board of Directors or Committee shall have the discretion to pay such RSUs upon vesting in cash or shares of Common Stock or a combination thereof.

Performance awards consist of awards of stock and other equity-based awards that are valued in whole or in part by reference to, or are otherwise based on, the market value of the Common Stock, or other securities of the Company, and may be paid in shares of Common Stock, cash or another form of property as the Board of Directors or the Committee may determine.  Grants of performance awards shall entitle participants to receive an award if the measures of performance established by the Board of Directors or Committee are met.  Such measures shall be established by the Board of Directors or Committee but the relevant measurement period for any performance award must be at least 12 months.  Measures of performance for performance awards may include any one or more of the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders' equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of Common Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The measures may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of the performance measures and performance period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Grants of performance awards shall not cover the issuance of shares that would exceed 20% of the total number of shares available to be issued under the Plan, and no more than 500,000 shares pursuant to any performance awards shall be granted to one participant in a calendar year unless pursuant to a multi-year award.  The terms of grants of performance awards would be set forth in agreements between the Company and the participants.

Federal Income Tax Consequences

The federal income tax consequences of the issuance and/or exercise of awards under the Plan are as described below.  The following information is not a definitive explanation of the tax consequences of the awards, and recipients should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities.  Tax consequences will also vary depending upon the jurisdiction where the recipient of the award may reside.

Incentive Stock Options

No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised, provided that the optionee may incur alternative minimum tax liability upon exercise.  The optionee will, however, recognize taxable income in the year in which the purchased shares of Common Stock are sold or otherwise made the subject of a taxable disposition.

For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying.  A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares of Common Stock for more than two (2) years after the option grant date and more than one (1) year after the exercise date.  If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares.  If there is a disqualifying disposition of the shares of Common Stock (or the option otherwise ceases to qualify as an incentive stock option), then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee.

If the optionee makes a disqualifying disposition of the purchased shares of Common Stock (or the option otherwise ceases to qualify as an incentive stock option), then the Company will be eligible for an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee with respect to the exercised option. Otherwise the Company will not be allowed a deduction with respect to the purchased shares of Common Stock.

Nonqualified Stock Options

No taxable income is recognized by an optionee upon the grant of a non-statutory option.  The optionee will in general recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares of Common Stock on the exercise date over the exercise price paid for the shares, and tax withholding requirements will apply to such income.

The Company will be eligible for an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option.  The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Restricted Shares

A recipient will not be taxed at the date of an award of restricted shares, provided that the restricted shares are subject to a substantial risk of forfeiture, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse.  However, the recipient of restricted shares may elect, within 30 days after transfer of such shares to the recipient, under Section 83(b) of the Internal Revenue Code, to include in income, at ordinary income tax rates, the fair market value of the restricted shares as of the date of such transfer.  At the time the shares are included in income, the Company will be eligible for a corresponding deduction.  Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer).

Stock Appreciation Rights

A recipient who is granted a SAR will not recognize any taxable income on the receipt of the SAR.  Upon the exercise of an SAR, (a) the recipient will recognize ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price for the SAR and (b) the Company will be eligible for a deduction on the date of exercise in an amount equal to the ordinary income recognized by the recipient.

Restricted Stock Units

A recipient who is granted an RSU will not recognize any taxable income on the receipt of the RSU.  Upon the vesting of an RSU, (a) the recipient will recognize ordinary income equal to the cash paid or the fair market value of the shares issued at the time the RSUs are paid out and (b) the Company will be eligible for a deduction in an amount equal to the ordinary income recognized by the recipient.

Performance Awards and Stock Awards

A recipient will recognize ordinary income equal to any cash that is paid and the fair market value of the Common Stock (on the date that the shares are first transferable and not subject to a substantial risk of forfeiture) that is received in settlement of an award of performance units or as a stock award.

Effects on the Company

The Company generally will be eligible for a federal income tax deduction on account of the exercise of a nonqualified stock option or SAR or upon the taxability to the recipient of restricted stock, restricted stock units, or the settlement of a performance award (subject to tax limitations on the Company’s deductions in any year that certain remuneration paid to certain executives exceeds $1 million).  The amount of the deduction is equal to the ordinary income recognized by the recipient.  The Company will not be entitled to a federal income tax deduction on account of the grant or the exercise of an incentive stock option unless the recipient has made a “disqualifying disposition” of the shares acquired on exercise of the incentive stock option or the option otherwise ceased to qualify as an incentive stock option, in which case the Company will be entitled to a deduction at the same time and in the same amount as the recipient’s recognition of ordinary income.

Requirements Regarding “Deferred Compensation”

Certain of the benefits that may be granted under the Plan may, depending on the terms of the award, constitute “deferred compensation” within the meaning of Code Section 409A, a provision governing “nonqualified deferred compensation plans.” Failure to comply with the requirements of Section 409A regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for federal tax purposes earlier than expected, and to be subject to substantial penalties.

ERISA

The Company believes that the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan is not qualified under Code Section 401(a).

Re-approval of the performance measures and other material terms of the Plan, including the amendment to the number of shares available for issuance under the plan, requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock.

The Common Stock is quoted on OTC Markets (“OTCQB”) under the symbol “DTST”.  The last reported closing price per share of our Common Stock on October 25, 2019 was $0.20 per share.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Commission, 100 F Street, N.E., Washington, DC 20549. Our Commission filings are also available to the public on the Commission’s website at http://www.sec.gov.

As we obtained the requisite stockholder vote for the Amendment to the Plan described in this Information Statement upon delivery of written consents from the holders of a majority of our outstanding shares of Common Stock, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This Information Statement is for informational purposes only. Please read this Information Statement carefully.

By Order of the Board of Directors,

Charles M. Piluso
Chief Executive Officer and Director
(Principal Executive Officer)

Melville, New York

October 28, 2019

EXHIBIT A

The Amended and Restated Data Storage Corporation Incentive Award Plan shall be further amended by revising and amending Section 3.1(a) thereof in its entirety to read as follows:

“Subject to Article 11 hereof and Section 3.1(b) hereof, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan is 10,000,000.”